Exhibit 99.1

For Immediate Release
April 25, 2007

Four Directors Appointed to the Federal Home Loan Bank of San Francisco's Board of Directors

San Francisco- On April 19, 2007, the Federal Housing Finance Board appointed Melinda Guzman, John F. Luikart, Robert F. Nielsen, and John T. Wasley to fill open seats on the Federal Home Loan Bank of San Francisco's Board of Directors.

Ms. Guzman has been designated as a community interest director. She and Mr. Nielsen will each fill the remainder of a three-year term that began on January 1, 2006. Mr. Luikart and Mr. Wasley will each fill the remainder of a three-year term that began on January 1, 2007.

Ms. Guzman is a Partner with Goldsberry, Freeman & Guzman, LLP, in Sacramento. Mr. Luikart is President of Bethany Advisors LLC in San Francisco. Mr. Nielsen is President of Shelter Properties, Inc., in Reno. Mr. Wasley is Managing Partner of Heidrick & Struggles, in Los Angeles.

The Federal Home Loan Bank of San Francisco

Federal Home Loan Bank of San Francisco delivers low-cost funding and other services that help member financial institutions make home mortgages to people of all income levels and provide credit that supports neighborhoods and communities. The Bank also funds community investment programs that help members create affordable housing and promote community economic development. The Bank's members-its shareholders and customers-are commercial banks, credit unions, savings institutions, thrift and loans, and insurance companies headquartered in Arizona, California, and Nevada.

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Contact:
Amy Stewart, (415) 616-2605
stewarta@fhlbsf.com